Exhibit 99.1

FOR: WEBCO INDUSTRIES, INC.
CONTACT: Dana S. Weber
President and Chief Operating Officer
(918) 241-1040
Mike Howard
Chief Financial Officer
(918) 241-1094
    E-Mail:invrel@webcoindustries.com

For Immediate Release

WEBCO INDUSTRIES, INC. REPORTS FISCAL 2003 SECOND QUARTER EARNINGS

            TULSA, Oklahoma, March 5, 2003 - Webco Industries, Inc. (AMEX: WEB) today reported financial results for its second quarter of fiscal year 2003, which ended January 31, 2003.

            The Company reported income from continuing operations of $871,000 for its fiscal 2003 second quarter, or $0.12 per diluted share, compared to $1,343,000, or $0.19 per diluted share, for the same quarter in fiscal year 2002, which included a one-time after-tax litigation award to the Company of $980,000, or $0.14 per diluted share.  The current quarter includes an after-tax insurance recovery to the Company of $185,000, or $0.03 per diluted share, from a fire at the Company's Oil City, Pennsylvania, facility that occurred in January 2001. Excluding the insurance recovery, income from continuing operations in the current quarter was $686,000, or $0.10 per diluted share, compared with $363,000, or $0.05 per diluted share, excluding the litigation award in the prior year period.

            The expanded Oil City, Pennsylvania, facility has continued to experience growth and productivity improvements since its completion in February 2001.  The Company's other facilities in Sand Springs and Mannford, Oklahoma, continue to perform as expected.  All carbon steel tubing products continue to be pressured by both high raw material prices and excess industry capacity.  The highly competitive environment for sales of the Company's products has lessened the Company's ability to adequately raise its sales prices to mitigate the higher priced carbon raw materials.  The Company purchases its carbon steel coil primarily from domestic sources.  Domestic carbon steel prices have risen dramatically over the past twelve months as a result of protection afforded domestic producers by tariffs placed on imported carbon steel coil and a reduction in domestic carbon steel coil production capacity.

            Income from continuing operations for the first six months of fiscal year 2003 was $1,834,000, or $0.26 per diluted share, compared to $1,784,000, or $0.25 per diluted share, in the same six-month period of fiscal 2002.  Excluding the insurance recovery, income from continuing operations in the current six-month period was $1,649,000, or $0.23 per diluted share, compared to $804,000, or $0.11 per diluted share, excluding the previously discussed litigation award, for the comparable fiscal 2002 six-month period.

            Income from operations for the fiscal 2003 second quarter was $2,097,000 compared to $2,938,000 in the second quarter of fiscal 2002.  Excluding the pretax effects of the insurance recovery of $299,000 in the current year quarter and the litigation award of $1,580,000 in the prior year quarter, operating income in the fiscal 2003 second quarter increased 32.4 percent, to $1,798,000, over the $1,358,000 in the fiscal 2002 second quarter.  Income from operations for the first six-months of fiscal 2003 was $4,292,000 compared to $4,591,000 in the first six-months of fiscal 2002.  Excluding the insurance recovery and litigation award from the respective six-month periods, income from operations in fiscal 2003 increased 32.6 percent, to $3,993,000, over the $3,011,000 in the same six-month period last year.  Improved operating income is primarily related to the increased volume and productivity coming from the expanded Oil City, Pennsylvania, facility.

            Net sales for the second quarter of fiscal 2003 were $43,138,000, a 12.9 percent increase over the $38,204,000 reported in net sales for the same quarter last year.  Net sales for the first six months of fiscal 2003 were $87,451,000, increasing 12.1 percent over the $78,038,000 reported for the same six-month period in fiscal 2002.  Increased volume resulted mostly from the expanded Oil City, Pennsylvania, facility, although sales mix also contributed to the increase.

            Gross profit for the second quarter of fiscal 2003 was $5,205,000, or 12.1 percent of net sales, compared to $4,387,000, or 11.5 percent of net sales, for the second quarter of fiscal 2002. Gross profit for the first six months of fiscal 2003 was $11,009,000, or 12.6 percent of net sales, compared to $9,108,000, or 11.7 percent of net sales, in the same six-month period in fiscal 2002. The higher margin in the current year periods reflects improved volume and productivity in OilCity and changes in product mix.  Excess capacity and over-supply conditions continue to cause industry-wide pricing pressure on most of the Company's products.

            Selling, general and administrative expenses in the second quarter of fiscal 2003 increased to $3,108,000 from $3,029,000 in the second quarter of fiscal 2002.  Without the insurance recovery in the current quarter, S,G&A costs increased $378,000 primarily due to a computer hardware migration project, increased insurance costs and employee incentive payments and executive bonus accruals related to improved financial performance.  S,G&A costs increased to $6,717,000 in the current six-month period from $6,097,000 in the same six-month period in fiscal 2002.  Excluding the effect of the insurance recovery in reducing the current six-month S,G&A costs, the increase was $919,000, which resulted primarily from the computer migration project, employee incentives and executive bonuses and increasing insurance costs.

            Interest expense in the second quarter of fiscal year 2003 was $554,000 as compared to $773,000 in the same quarter of fiscal year 2002.  For the first six months of fiscal 2003, interest expense was $1,183,000, down from $1,697,000 in the same six month period of 2002.  The decline in interest expense for both periods is a result of lower interest rates and slightly lower average outstanding borrowings.  Average borrowings under the Company's senior debt facility during the current quarter were $41.9 million with an average interest rate of 4.6 percent, down $1.5 million and 1.2 percent, respectively, from the same quarter of fiscal year 2002.  For the current six month period, average borrowings were $41.6 million with an average interest rate of 4.9 percent, down $3.2 million and 1.5 percent, respectively, from the same period last year.  While down from the end of the comparable second quarter in fiscal 2002, the Company's outstanding debt has increased $5.6 million since the end of fiscal 2002 due to increased inventory purchases designed to lessen the impact of rising steel prices and higher accounts receivable resulting from increased sales.

            The effective income tax rate for the current quarter and six-month period of fiscal 2003 was 43.5 percent and 41.0 percent, respectively, compared with 38.0 percent and 38.4 percent, respectively, in the prior year periods.  The higher effective tax rates in the fiscal 2003 periods resulted from the Company cashing in two key-man, whole life insurance policies during the second quarter of fiscal 2003 and realizing a taxable gain on the transaction. While the effective income tax rate for the full 2003 fiscal year is expected to be approximately 41.0 percent, the effective tax rate on future years income should return to the historical average of approximately 38.0 percent.

            During the third quarter of fiscal year 2002, the Company sold the assets of its QuikWater Division.  The Company treated the sale of this segment as a discontinued operation, and as a result, all historical QuikWater results are aggregated, net of tax, in the income statement as discontinued operations.  The $10,000 charge for discontinued operations during the second quarter of fiscal year 2002 represents the operating loss for QuikWater, net of tax, during that period. After charges for discontinued operations in the second quarter of fiscal year 2002, net income was $1,333,000, or $0.19 per diluted share.  Because there were no charges for discontinued operations in the current quarter and first six-months of fiscal year 2003, net income and income from continuing operations are the same at $871,000, or $0.12 per diluted share, and $1,834,000, or $0.26 per diluted share, respectively.

            Capital spending for the second quarter of fiscal 2003 amounted to $284,000 compared to $738,000 in the same quarter of fiscal year 2002.  Capital spending for the first six months of fiscal year 2003 was $1,846,000, and is expected to be between $4.0 million and $5.0 million for the entire fiscal year.  Capital spending for the remainder of the year will focus on continued deployment of technology investments for stainless tube-making, development of value-added capabilities for our increased carbon capacity, and normal facility maintenance spending.

            F. William Weber, Webco's Chairman and Chief Executive Officer, commented: "Excess supply in our industry and carbon steel raw material price volatility continues to present us with an exceptionally challenging environment.  Despite those issues, we have continued to be profitable and are happy with the results we have been able to report in a quarter that typically is our worst due to seasonality and holiday shutdowns by a number of larger customers.  We are continuing to focus on our product niches and core strategies."

            Mr. Weber continued, "We continue to work on efficiencies in our processes and improving productivity, however it is clear that sales price increases will be needed in addition to the efficiencies in order to sustain margins.  This condition is an industry-wide issue.  We believe that others in our industry have been performing at break-even or worse levels for the last year or more and that the need for financial improvement by our competitors should improve the chances of the Company obtaining price increases.  An increase in demand for steel tubing products, when it occurs, should also improve the pricing environment for our products."

            Mr. Weber continued, "In addition to the challenges resulting from excess supply and volatile carbon raw material prices, the third quarter will present us with challenges resulting from significant increases in the cost of natural gas and electricity, as well as the impact of an unplanned two-week outage of a large weld mill at the Sand Springs, Oklahoma, facility.  We expect to have profitable operations in the next quarter, however, not to the magnitude of the past two quarters.  Assuming the demand and pricing environment for our products go as expected, we are increasing our previous net income estimate for fiscal year 2003 to $0.42 to $0.48 per diluted share on revenues of $174 to $180 million.  We expect net income for the third quarter of fiscal year 2003 to be in the range of $0.05 to $0.09 per diluted share on revenues between $40 and $45 million."

            Webco is a manufacturer of high-quality carbon steel and stainless steel tubing products designed to industry and customer specifications.  Webco is also a value-added distributor of these and other metal tubular products.  Webco's tubing products consist primarily of pressure and specialty tubing for use in durable and capital goods markets. The Company's long-term strategy involves the pursuit of niche markets within the metal tubing markets through the deployment of leading-edge manufacturing and information technology.  The Company has three production facilities in Oklahoma and Pennsylvania and five distribution facilities in Oklahoma, Texas, Illinois, and Michigan, serving more than 950 customers throughout North America.

Safe harbor for forward-looking statements: Certain statements in this release, including, but not limited to, those preceded by or predicated upon the words "believes", "anticipates", "hopeful", "should", "expects", "appears" or "plans", constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied herein.  Those risks include, but are not limited to those described under Part I, Item I: "Forward-Looking Statements" in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2002, which is incorporated herein by reference.

- TABLES FOLLOW -

WEBCO INDUSTRIES, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2003	2002	2003	2002

Net sales	$ 43,138	$ 38,204	$ 87,451	$ 78,038
Cost of sales	37,933	33,817	76,442	68,930
Gross profit	5,205	4,387	11,009	9,108
Selling, general & administrative	3,108	3,029	6,717	6,097
Litigation award	-	1,580	-	1,580
Income from operations	2,097	2,938	4,292	4,591
Interest expense	554	773	1,183	1,697
Income before income taxes	1,543	2,165	3,109	2,894
Income tax expense	672	822	1,275	1,110
Income from continuing operations	871	1,343	1,834	1,784

Loss on discontinued operation, net of tax	-	(10)	-	(42)

Net income	$ 871 ======	$ 1,333 ======	$ 1,834 ======	$ 1,742 ======

Net income (loss) per common share - basic:
Continuing operations	$ .12	$ .19	$ .26	$ .25
Discontinued operation	-	(-)	-	(.01)
Net income	$ .12 ======	$ .19 ======	$ .26 ======	$ .25 ======

Net income (loss) per common share: diluted:
Continuing operations	$ .12	$ .19	$ .26	$ .25
Discontinued operation	-	(-)	-	(.01)
Net income	$ .12 ======	$ .19 ======	$ .26 ======	$ .24 ======

Weighted average common shares outstanding:
Basic	7,082,000 =======	7,074,000 =======	7,082,000 =======	7,074,000 =======
Diluted	7,148,000 =======	7,139,000 =======	7,151,000 =======	7,133,000 =======

Earnings before interest, taxes, depreciation and amortization from continuing operations	$ 3,893 ======	$ 4,719 ======	$ 7,761 ======	$ 8,107 ======

WEBCO INDUSTRIES, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEET HIGHLIGHTS (Dollars in thousands) (Unaudited)

	January 31, 2003	July 31, 2002

Accounts receivable	$ 21,866	$ 18,564
Inventories	42,261	34,307
Other current assets	4,263	3,046
Total current assets	68,390	55,917

Net property, plant and equipment	61,383	62,974
Other long term assets	4,229	5,037

Total assets	$ 134,002 ======	$ 123,928 ======

Current liabilities	$ 27,807	$ 26,596
Long-term debt	42,532	37,325
Deferred income tax liability	12,683	10,861

Total equity	50,980	49,146
Total liabilities and equity	$ 134,002 ======	$ 123,928 ======

CASH FLOW DATA (Dollars in thousands) (Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2003	2002	2003	2002
Net cash provided by (used in) operating activities	$ (362)	$ 4,273	$ (6,129)	$ 6,302

Depreciation and amortization	$ 1,796	$ 1,781	$ 3,469	$ 3,516

Capital expenditures	$ 284	$ 738	$ 1,846	$ 1,156